EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-186107 and File No. 333-192070) of Cellceutix Corporation (the "Company") of our report dated September 15, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page 61 of this annual report on Form 10-K for the year ended June 30, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
New York, New York
September 15, 2014